                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 7, 1997
                                                        ----------------


                             NATIONAL-OILWELL, INC.
          --------------------------------------------------------------
                 (Exact Name of Registrant Specified in Charter)


           DELAWARE                     1-12317               76-0475815
--------------------------------   -------------------   ---------------------
 (State or Other Jurisdiction         (Commission          (I.R.S. Employer
       of Incorporation)               File No.)          Identification No.)


        5555 SAN FELIPE
        HOUSTON, TEXAS                                          77056
--------------------------------                          --------------------
     (Address of Principal                                    (Zip Code)
      Executive Offices)


(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE):      (713) 960-5100
                                                     -------------------------




       ------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

5. OTHER EVENTS

On September 25, 1997, National-Oilwell, Inc., a Delaware corporation (the "Company"), completed its previously announced combination (the "Combination") with Dreco Energy Services Ltd., an Alberta corporation ("Dreco"), pursuant to a Combination Agreement, dated as of May 14, 1997, as amended (the "Combination Agreement"), by and between the Company and Dreco. The Company is accounting for the Combination as a pooling-of-interests. This Current Report provides a revised Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Restated Consolidated Financial Statements on that basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The Company is a worldwide leader in the design, manufacture and sale of machinery and equipment and in the distribution of maintenance, repair and operating ("MRO") products used in oil and gas drilling and production. The Company's revenues are directly related to the level of worldwide oil and gas drilling and production activities and the profitability and cash flow of oil and gas companies and drilling contractors, which in turn are affected by current and anticipated prices of oil and gas.

Effective September 25, 1997, National-Oilwell completed a combination (the "Combination") with Dreco Energy Services Ltd. ("Dreco"). As a result of the Combination, each Dreco Class "A" common share ("Dreco Common Share") outstanding was converted into a Dreco Exchangeable Share at an exchange ratio of .9159 of an Exchangeable Share for each Dreco Common Share outstanding at September 25, 1997 and, accordingly, approximately 7.2 million Exchangeable Shares were issued. Each Exchangeable Share is intended to have substantially identical economic and legal rights as, and will ultimately be exchanged on a one-for-one basis for, a share of National-Oilwell common stock.

The Combination has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of National-Oilwell and Dreco have been combined and all prior periods have been restated to give effect to the Combination. Information concerning common stock and per share data has been restated on an equivalent share basis and assumes the exchange of all Exchangeable Shares.

National-Oilwell has a year end of December 31 and, prior to the Combination, Dreco had a year end of August 31. The restated Consolidated Balance Sheet combines the December 31, 1996 balance sheet of National-Oilwell with the November 30, 1996 balance sheet of Dreco. The Consolidated Statement of Operations for 1996 combines the operating results of National-Oilwell for the year ended December 31, 1996 and the operating results of Dreco for the twelve months ended November 30, 1996. Prior to 1996, the financial statements reflect only the operations of Dreco as the Acquisition as recorded by National-Oilwell had not occurred and generally accepted accounting principles do not allow combination with the predecessor partnership. As a result of changing Dreco's reporting period from August 31 to November 30 for combination with 1996 results of National-Oilwell, the operating results for the three months ended November 30, 1995 were included in the Consolidated Statements of Stockholders' Equity. For the three month period, Dreco recorded revenues of $33.4 million, net income of $3.2 million and net income per share of $0.55.

During 1996 and 1997, the capital structure of the Company changed significantly. In January 1996, the Company acquired the operations of National-Oilwell, its predecessor partnership (the "Acquisition"), resulting in the incurrence of significant amounts of debt and related interest expense. On October 29, 1996, the Company sold 4.6 million shares of its common stock through an initial public offering (the "IPO"). Net proceeds from the IPO of approximately $72 million were used to repay debt incurred in connection with the Acquisition. On December 10, 1996, the Company sold 1,053,000 Dreco Common Shares (as adjusted for the exchange ratio in the Combination) for proceeds of $39.2 million. This latter transaction is reflected in the financial statements as a 1997 occurrence due to the combination of differing balance sheet dates.

RESULTS OF OPERATIONS

Operating results by segment are as follows (in millions):

                                                  YEAR ENDED
                                 --------------------------------------------
                                 DECEMBER 31,      AUGUST 31,      AUGUST 31,
                                     1996            1995             1994
                                 ------------    ------------    ------------
Revenues:
  Products and Technology        $      266.5    $       62.2    $       61.1
  Downhole Products                      28.6            25.0            19.1
  Distribution Services                 518.7              --              --
  Eliminations                          (52.0)           (0.3)           (0.5)
                                 ------------    ------------    ------------
        Total                    $      761.8    $       86.9    $       79.7
                                 ============    ============    ============

Operating Income:
  Products and Technology        $       25.9    $        3.9    $      (12.2)
  Downhole Products                       8.9             8.6             5.9
  Distribution Services                  17.5              --              --
  Corporate                              (8.2)           (2.4)           (3.0)
                                 ------------    ------------    ------------
                                         44.1            10.1            (9.3)
  Special Charge                         16.6              --              --
                                 ------------    ------------    ------------
        Total                    $       27.5    $       10.1    $       (9.3)
                                 ============    ============    ============


Products and Technology

The Products and Technology segment designs and manufactures a large line of proprietary products, including drawworks, mud pumps, power swivels, electrical control systems and reciprocating pumps, as well as complete land drilling and well servicing rigs and structural components such as masts, derricks and substructures. A substantial installed base of these products results in a recurring replacement parts and maintenance business. Sales of new capital equipment can result in large fluctuations in volume between periods depending on the size and timing of the shipment of orders. This segment also provides drilling pump expendable products for maintenance of the Company's and other manufacturers' equipment.

During the second quarter of 1996, the Company began to experience an increase in demand for its capital equipment, especially from offshore drilling contractors. The Company believes that offshore drillers have begun to experience higher demand for and cash flows from their services that allow the upgrade and repair of machinery and equipment that has been deferred for many years. If utilization rates of the offshore mobile rig fleet remain above 90%, management believes demand for the construction of new rigs could result in a further increase in demand for machinery and equipment of the type manufactured by the Company. Similarly, toward the end of 1996, the Company began to receive a significant increase in the number of inquiries for the purchase of equipment for land rigs. The Company believes the excess supply of large land drilling rigs and equipment that has existed since 1981 may have reduced to the point that future demand for land rigs and related equipment will increase.

Revenues during 1996 increased $204.3 million over 1995 primarily due to the combination of results from the Acquisition recorded by National-Oilwell. In addition, international sales of new equipment increased for Dreco. Revenue levels in 1995 were only slightly higher than those in 1994. Operating income for the Products and Technology segment increased $22.0 million in 1996 as compared to the prior year as a result of the combination of results from the Acquisition recorded by National-Oilwell. Operating income in 1995 increased $16.1 million over 1994 due to a $12.4 million loss recorded in 1994 from the Company's Norwegian investee. Excluding this loss, 1995 operating income increased $3.7 million over 1994, primarily as a result of higher revenues and product mix.

Downhole Products

National-Oilwell designs and manufactures drilling motors and specialized drilling tools for rent and sale. Rentals generally involve products that are not economical for a customer to own or maintain because of the broad range of equipment required for the diverse hole sizes and depths encountered in drilling for oil and gas. Sales generally involve products that require infrequent service, are disposable or are sold in countries where National-Oilwell does not provide repair and maintenance services. Effective December 1, 1996, Dreco acquired Vector Oil Tool Ltd., a downhole motor designer and manufacturer, with revenues of $19.9 million in its most recent fiscal year ended July 31, 1996. This acquisition is not reflected in the combined Consolidated Balance Sheet since it occurred after November 30, 1996, nor is it included in any of the operating results included herewith.

Revenues increased $3.6 million in 1996 due to higher worldwide rental activity, as sales to non-rental territories was comparable to the prior year. Revenues in 1995 increased $5.9 million over 1994 primarily due to two sales contracts for downhole motors and tools totaling $4.3 million. Operating income increased in 1996 by $0.3 million over 1995 levels due to the higher revenues offset by changes in product mix. Operating income increased $2.7 million in 1995 over 1994 due to the revenue increases.

Distribution Services

Distribution Services revenues result primarily from the sale of MRO products from the Company's network of distribution service centers and from the sale of well casing and production tubing. These products are purchased from numerous manufacturers and vendors, including the Company's Products and Technology segment.

This segment is not included in the combined statements prior to 1996 as it was part of the Acquisition recorded by National-Oilwell.

Corporate

Corporate charges represent the unallocated portion of centralized and executive management costs. Corporate charges in 1996 increased substantially over the 1995 amount due to the inclusion of the Acquisition recorded by National-Oilwell. In 1995 corporate charges decreased $0.6 million from 1994.

Special Charge

During 1996, National-Oilwell incurred certain one-time expenses in connection with its initial public offering of common stock, as follows: (i) the Management Services Agreement was terminated at a cost of $4.4 million ($2.8 million after tax) and will be paid in quarterly installments of $250,000, subject to certain accelerating events, and (ii) expenses and payout under the Company's Value Appreciation Plans. The Value Appreciation Plans resulted in the Company recording an expense of $12.2 million ($7.6 million after tax) and making a cash payment of $2.9 million at the time of the IPO closing and incurring an obligation to make future annual cash payments of $.7 million for five years beginning January 17, 1997 and future issuances of 340,926 shares of Common Stock.

Interest Expense

Interest expense increased substantially during 1996 due to debt incurred in connection with the Acquisition as recorded by National-Oilwell. A substantial portion of the debt was repaid in late 1996 with proceeds from the IPO.

Income Taxes

The Company is subject to U.S. federal, state, and foreign taxes and in 1996 recorded a combined tax rate of 39%. The Company has investment tax credits of approximately $1.0 million in Canada and net operating tax loss carryforwards of $22.7 million in the United States that may be available to reduce future taxes. Due to the uncertainty of future utilization, the potential benefits have not been recorded.

Extraordinary Loss

In the fourth quarter of 1996, the credit facility established in connection with the Acquisition was replaced, resulting in the write-off of $6.4 million ($4.0 million after tax) in deferred financing costs related to the replaced agreement.


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1996, the Company had working capital of $168.9 million, an increase of $135.9 million from August 31, 1995, primarily due to the inclusion of the Acquisition as recorded by National-Oilwell. Significant components of the Company's assets are accounts receivable and inventories. Principally as a result of the Acquisition, accounts receivable, including unbilled revenues, increased by $121.2 million and inventories increased $118.4 million during 1996. These amounts were partially offset by increases in accounts payable of $77.3 million and other accrued liabilities of $14.0 million as a result of the Acquisition.

Total capital expenditures were $15.2 million during 1996, $6.4 million in 1995 and $5.9 million in 1994. Additions and enhancements to the downhole rental tool fleet and information and inventory control systems represent a large portion of these capital expenditures. Increased annual capital expenditures are anticipated as the company further enhances its rental tool fleet, facilities and information systems. The Company believes it has sufficient existing manufacturing capacity to meet currently anticipated demand through 1998 for its products and services. Any significantly greater increases in demand for oilfield equipment products, to the extent qualified subcontracting and outsourcing are not available, could result in further increases in capital expenditures.

On September 25, 1997, the Company entered into a new five-year unsecured $125 million revolving credit facility (the "New Credit Facility") that was used in part to repay in full amounts outstanding under the previous credit facility as well as the seller notes payable, together with deferred interest, incurred in connection with the Acquisition. The balance of the New Credit Facility will be available for acquisitions and general corporate purposes. The New Credit Facility provides for interest at prime or LIBOR plus 0.5%, subject to adjustment based on the Company's Capitalization Ratio, as defined. The New Credit Facility contains financial covenants and ratios regarding minimum tangible net worth, maximum debt to capital and minimum interest coverage.

The Company believes that cash generated from operations and amounts available under its revolving credit facility will be sufficient to fund operations, working capital needs, capital expenditure requirements and financing obligations. The Company also believes any significant increase in capital expenditures caused by any need to increase manufacturing capacity can be funded from operations or through debt financing.

The Company intends to pursue acquisition candidates, but the timing, size or success of any acquisition effort and the related potential capital commitments cannot be predicted. The Company expects to fund future cash acquisitions primarily with cash flow from operations and borrowings, including the unborrowed portion of the New Credit Facility or new debt issuances, but may also issue additional equity either directly or in connection with acquisitions. There can be no assurance that additional financing for acquisitions will be available at terms acceptable to the Company.

Inflation has not had a significant impact on the Company's operating results or financial condition in recent years.


RECENTLY ISSUED ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per Share," which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 is effective for financial statements for periods ending after December 15, 1997 and earlier adoption is not permitted. Initial adoption of this standard in not expected to have a material impact on National-Oilwell's consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This document, other than historical financial information, may contain forward-looking statements that involve risks and uncertainties. Readers are referred to documents filed by the Company with the Securities and Exchange Commission which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements, including "Risk Factors" at Item 1 of the Company's Annual Report on Form 10-K in the fiscal year ended December 31, 1996, as amended.

      RESTATED CONSOLIDATED FINANCIAL STATEMENTS OF NATIONAL-OILWELL, INC.



                         REPORT OF INDEPENDENT AUDITORS




To the Stockholders and Board of Directors
National-Oilwell, Inc.


     We have audited the accompanying consolidated balance sheet of National-Oilwell, Inc., as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Dreco Energy Services, Ltd., a wholly-owned subsidiary, which statements reflect total assets of $85,775,000 as of November 30, 1996, and total revenues of $113,195,000 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Dreco Energy Services, Ltd., is based solely on the report of the other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National-Oilwell, Inc., at December 31, 1996, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                   ERNST & YOUNG LLP


Houston, Texas
October 31, 1997

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
National-Oilwell, Inc.


     We have audited the consolidated balance sheet of National-Oilwell, Inc. (as defined in Note 1) as at August 31, 1995, and the consolidated statements of operations, stockholders' equity, and cash flows for the years ended August 31, 1995 and August 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of National-Oilwell, Inc. (as defined in Note 1) as at August 31, 1995 and the results of its operations and its cash flows for the years ended August 31, 1995 and August 31, 1994 in accordance with generally accepted accounting principles in the United States.



                                                 COOPERS & LYBRAND
                                                 Chartered Accountants

Edmonton, Alberta
November 3, 1995, except as to Note 1
which is as of September 25, 1997

                             NATIONAL-OILWELL, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                              DECEMBER 31,     AUGUST 31,
                                                                                  1996            1995
                                                                              ------------    ------------
                                ASSETS

Current assets:
   Cash and cash equivalents                                                  $     13,611    $     16,266
   Restricted cash                                                                      --           5,125
   Receivables, less allowance of  $3,165 and $390                                 125,306          14,538
   Unbilled revenues                                                                13,880           3,408
   Inventories                                                                     128,611          10,175
   Deferred taxes                                                                    4,028           1,549
   Prepaid and other current assets                                                  7,963           1,421
                                                                              ------------    ------------
              Total current assets                                                 293,399          52,482

Property, plant and equipment, net                                                  44,446          19,873
Deferred taxes                                                                       6,847              --
Goodwill                                                                             6,327              --
Other assets                                                                         1,499              --
                                                                              ------------    ------------

                                                                              $    352,518    $     72,355
                                                                              ============    ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt                                          $      6,100    $         --
   Accounts payable                                                                 87,461          10,140
   Customer prepayments                                                              5,889           6,951
   Accrued compensation                                                              9,778           1,082
   Other accrued liabilities                                                        15,274           1,317
                                                                              ------------    ------------
              Total current liabilities                                            124,502          19,490

Long-term debt                                                                      39,136           1,987
Deferred taxes                                                                       1,913           1,921
Insurance reserves                                                                   6,599              --
Other liabilities                                                                   11,352              --
                                                                              ------------    ------------
              Total liabilities                                                    183,502          23,398

Commitments and contingencies

Stockholders' equity:

    Common stock - par value $.01; 23,543,717 and 5,636,538 shares
        issued and outstanding at December 31, 1996 and August 31, 1995                235              56
    Additional paid-in capital                                                     149,497          39,867
    Cumulative translation adjustment                                               (2,302)         (3,239)
    Retained earnings                                                               21,586          12,273
                                                                              ------------    ------------
                                                                                   169,016          48,957
                                                                              ------------    ------------
                                                                              $    352,518    $     72,355
                                                                              ============    ============

        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      YEAR ENDED         YEAR ENDED AUGUST 31,
                                                     DECEMBER 31,    ----------------------------
                                                        1996             1995            1994
                                                     ------------    ------------    ------------
Revenues                                             $    761,816    $     86,875    $     79,663

Cost of revenues                                          639,433          61,252          59,377
                                                     ------------    ------------    ------------

Gross profit                                              122,383          25,623          20,286

Selling, general, and administrative                       78,273          15,564          17,182
Equity loss                                                    --              --          12,357
Special charge                                             16,611              --              --
                                                     ------------    ------------    ------------

Operating income (loss)                                    27,499          10,059          (9,253)

Interest and financial costs                              (12,241)            (64)           (215)
Interest income                                             1,301           1,505             628
Other income, net                                             159             696           2,131
                                                     ------------    ------------    ------------

Income (loss) before income taxes                          16,718          12,196          (6,709)

Provision (benefit) for income taxes                        6,571           4,407             (27)
                                                     ------------    ------------    ------------

Net income (loss) before extraordinary loss                10,147           7,789          (6,682)

Extraordinary loss, net of tax benefit                      4,000              --              --
                                                     ------------    ------------    ------------

Net income (loss)                                    $      6,147    $      7,789    $     (6,682)
                                                     ============    ============    ============


Weighted average shares outstanding                        20,276           5,711           5,623
                                                     ============    ============    ============

Income per share:
    Before extraordinary loss                        $       0.50    $       1.36    $      (1.19)

    Extraordinary loss                                       0.20              --              --
                                                     ------------    ------------    ------------
    Net income (loss)                                $       0.30    $       1.36    $      (1.19)
                                                     ============    ============    ============


        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                    YEAR ENDED
                                                                    --------------------------------------------
                                                                    DECEMBER 31,      AUGUST 31,      AUGUST 31,
                                                                        1996            1995            1994
                                                                    ------------    ------------    ------------
Cash flow from operating activities:
   Net income (loss)                                                $      6,147    $      7,789    $     (6,682)
   Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
       Depreciation and amortization                                       8,775           4,558           4,926
       Provision for losses on receivables                                   526              87             278
       Provision for deferred income taxes                                (2,433)          2,924            (255)
       Gain on sale of assets                                             (2,727)         (1,304)           (919)
       Foreign currency transaction gain                                    (157)             --             (89)
       Special charge                                                     16,611              --              --
       Extraordinary loss                                                  6,400              --              --
       Equity loss                                                            --              --          12,357
   Changes in assets and liabilities, net of Acquisition:
       Increase in receivables                                           (25,682)           (820)         (7,455)
       Decrease (increase) in unbilled revenues                           (8,151)         (1,046)            596
       Decrease (increase) in inventories                                 (2,410)         (2,572)            181
       Decrease (increase) in prepaid and other current assets              (889)            245             306
       Increase (decrease) in accounts payable                             5,555            (202)         (1,040)
       Increase (decrease) in other assets/liabilities, net               (8,177)         (7,591)          6,949
                                                                    ------------    ------------    ------------

            Net cash provided (used) by operating activities              (6,612)          2,068           9,153
                                                                    ------------    ------------    ------------

Cash flow from investing activities:
    Purchases of property, plant and equipment                           (15,166)         (6,435)         (5,932)
    Proceeds from sale of assets                                           3,995           3,234           1,609
    Acquisition of partnership, net of cash acquired                    (106,248)             --              --
    Other                                                                   (350)             --            (776)
                                                                    ------------    ------------    ------------

            Net cash used by investing activities                       (117,769)         (3,201)         (5,099)
                                                                    ------------    ------------    ------------

Cash flow from financing activities:
    Borrowings (payments) on long-term debt, net                         (89,259)         (1,308)         (1,655)
    Proceeds from issuance of common stock                               108,288             161              --
    Proceeds from Acquisition debt                                       103,378              --              --
    Restricted cash                                                        5,125          (1,470)         (3,655)
                                                                    ------------    ------------    ------------

            Net cash provided (used) by financing activities             127,532          (2,617)         (5,310)
                                                                    ------------    ------------    ------------

Effect of exchange rate losses on cash                                      (180)             --              --
                                                                    ------------    ------------    ------------

Increase (decrease) in cash and equivalents                                2,971          (3,750)         (1,256)
Cash and cash equivalents, beginning of year                              16,266          20,016          21,272
Change in cash to conform fiscal year end                                 (5,626)             --              --
                                                                    ------------    ------------    ------------
Cash and cash equivalents, end of year                              $     13,611    $     16,266    $     20,016
                                                                    ============    ============    ============





        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                  ADDITIONAL    CUMULATIVE
                                      COMMON       PAID-IN      TRANSLATION   RETAINED
                                      STOCK        CAPITAL      ADJUSTMENT    EARNINGS       TOTAL
                                    ---------     ----------    -----------   ---------    ---------
Balance at August 31, 1993          $      56     $  38,022     $  (2,618)    $  11,166    $  46,626
   Net income (loss)                                                             (6,682)      (6,682)
   Translation adjustment                                          (1,469)                    (1,469)
   Tax recovery                                         215                                      215
                                    ---------     ---------     ---------     ---------    ---------

Balance at August 31, 1994                 56        38,237        (4,087)        4,484       38,690
   Net income                                                                     7,789        7,789
   Translation adjustment                                             848                        848
   Tax recovery                                       1,469                                    1,469
   Stock options exercised                 --           161                                      161
                                    ---------     ---------     ---------     ---------    ---------

Balance at August 31, 1995                 56        39,867        (3,239)       12,273       48,957

   Change in fiscal year end                            271          (491)        3,166        2,946

                                    ---------     ---------     ---------     ---------    ---------
Balance at November 30, 1995               56        40,138        (3,730)       15,439       51,903
   Net income                                                                     6,147        6,147
   Stock options exercised                 --           341                                      341
   Issuance of 17,857,698 shares          179       107,497                                  107,676
   Translation adjustment                                           1,428                      1,428
   Tax recovery                                       1,521                                    1,521
                                    ---------     ---------     ---------     ---------    ---------

Balance at December 31, 1996        $     235     $ 149,497     $  (2,302)    $  21,586    $ 169,016
                                    =========     =========     =========     =========    =========



        The accompanying notes are an integral part of these statements.

                             NATIONAL-OILWELL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND BASIS OF PRESENTATION

Effective January 1, 1996, National-Oilwell, Inc. acquired National-Oilwell, a general partnership (the "Partnership") between National Supply Company, Inc., a subsidiary of Armco Inc., and Oilwell, Inc., a subsidiary of USX Corporation, and subsidiaries (the "Acquisition"). National-Oilwell, Inc. acquired the Partnership for a purchase price of $180 million, which approximated book value. The transaction was accounted for under the purchase method of accounting and accordingly all assets and liabilities of the Partnership were recorded at their fair values resulting in only minimal basis adjustments. The purchase price and related expenses were financed by new equity, existing cash, a new credit facility and seller notes. A summary of the transaction is as follows (in thousands):

          Fair value of assets acquired, other than cash    $242,268
          Cash paid to acquire Partnership                   106,248
          Purchase price financed by seller notes             20,000
                                                            --------
               Liabilities assumed                          $116,020
                                                            ========

Effective September 25, 1997, National-Oilwell completed a combination ("Combination") with Dreco Energy Services Ltd. ("Dreco"). As a result of the Combination, each Dreco common share ("Dreco Common Share") outstanding was converted into a Dreco Exchangeable Share at an exchange ratio of .9159 of an Exchangeable Share for each Dreco Common Share outstanding at September 25, 1997 and, accordingly, approximately 7.2 million Exchangeable Shares were issued. Each Exchangeable Share is intended to have substantially identical economic and legal rights as, and will ultimately be exchanged on a one-for-one basis for, a share of National-Oilwell common stock.

The Combination has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of National-Oilwell and Dreco have been combined and all prior periods have been restated to give effect to the Combination. On a separate company basis in 1996, National-Oilwell recorded revenues of $648.6 million, net income before special charges and extraordinary loss of $14.6 million and net income of $0.2 million, and Dreco recorded revenues of $113.2 million and net income of $5.9 million. Information concerning common stock and per share data has been restated on an equivalent share basis and assumes the exchange of all Exchangeable Shares.

National-Oilwell has a year end of December 31 and, prior to the Combination, Dreco had a year end of August 31. The restated Consolidated Balance Sheet combines the December 31, 1996 balance sheet of National-Oilwell with the November 30, 1996 balance sheet of Dreco. The Consolidated Statement of Operations for 1996 combines the operating results of National-Oilwell for the year ended December 31, 1996 and the operating results of Dreco for the twelve months ended November 30, 1996. Prior to 1996, the financial statements reflect only the operations of Dreco, as the Acquisition of National-Oilwell had not occurred and generally accepted accounting principles do not allow combination with the predecessor partnership. As a result of changing Dreco's reporting period from August 31 to November 30 for combination with 1996 results of National-Oilwell, the operating results for the three months ended November 30, 1995 were included in the Consolidated Statements of Stockholders' Equity. For the three months ended November 30, 1995, Dreco recorded revenues of $33.4 million, net income of $3.2 million and net income per share of $0.55.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of material contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company's investment in its inactive Norwegian investee is accounted for by the equity method.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, receivables, payables and debt instruments. Cash equivalents include only those investments having a maturity of three months or less at the time of purchase. The carrying values of these financial instruments approximate their respective fair values. Restricted cash represents cash deposits collateralizing letters of credit, that are released upon the performance of the Company's contractual obligation.

Inventories

Inventories consist of oilfield products and oil country tubular goods, manufactured equipment, manufactured specialized drilling products and spare parts for manufactured equipment and drilling products. Inventories are stated at the lower of cost or market using the first-in, first-out or average cost methods.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major improvements which extend the lives of property and equipment are capitalized while minor replacements, maintenance and repairs are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method or declining balance method over the estimated useful lives of individual items. Depreciation is classified with selling, general and administrative expenses in the statement of operations.

Intangible Assets

Deferred financing costs are amortized on a straight-line basis over the life of the related debt security and accumulated amortization was $40,000 at December 31, 1996. Goodwill is amortized on a straight-line basis over its estimated life of up to 40 years. Accumulated amortization was $162,000 at December 31, 1996.

Foreign Currency

The functional currency for the Company's Canadian, United Kingdom, German and Australian operations is the local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in cumulative foreign currency translation adjustments. The U.S. dollar is used as the functional currency for the Singapore and Venezuelan operations. For all operations, gains or losses from remeasuring foreign currency transactions into the functional currency are included in income.

Revenue Recognition

Revenue from the sale and rental of products and delivery of services is recognized upon passage of title, incurrence of rental charges or delivery of services to the customer. Revenue is recognized on certain significant contracts in the Products and Technology segment using the percentage of completion method based on the percentage of total costs incurred to total costs expected. Provision for estimated losses, if any, is made in the period such losses are estimable.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax reporting basis of assets and liabilities. Investment tax credits are accounted for using the cost reduction approach at the time of the qualifying expenditures, provided there is reasonable assurance that the credits will be realized.

Concentration of Credit Risk

The Company grants credit to its customers which operate primarily in the oil and gas industry. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral, but may require letters of credit for certain international sales. The Company maintains reserves for potential credit losses and such credit losses have historically been within management's expectations.

Long-Lived Assets

Effective January 1, 1996, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was adopted. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and estimated future undiscounted cash flows indicate the carrying value of those assets may not be recoverable. The adoption did not have a material effect on the financial statements.

Stock-Based Compensation

Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," and elected to continue to use the intrinsic value method in accounting for its stock-based employee compensation plans.

Net Income Per Share

Average shares outstanding is the weighted average of issued shares of common stock outstanding during the year. Shares issued pursuant to the Acquisition and shares associated with the Value Appreciation Plans are deemed to be outstanding for the entire year of 1996.


3. INVENTORIES

   Inventories consist of (in thousands):

                                         DECEMBER 31,      AUGUST 31,
                                             1996            1995
                                         ------------    ------------
Raw materials and supplies               $     12,854    $      3,479
Work in process                                 8,367           2,103
Finished goods and purchased products         107,390           4,593
                                         ------------    ------------
                  Total                  $    128,611    $     10,175
                                         ============    ============

4. STATEMENTS OF CASH FLOWS

   The following information is provided to supplement the Consolidated Statements of Cash Flows (in thousands):

                                                             AUGUST 31,
                                    DECEMBER 31,    ----------------------------
                                        1996            1995            1994
                                    ------------    ------------    ------------
Cash paid during the period for:
    Interest and financial costs    $      8,819    $         64    $        215
    Income taxes                           4,252              53              56

5. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consists of (in thousands):


                                       Estimated    December 31,   August 31,
                                     USEFUL LIVES      1996           1995
                                     ------------   ----------     ----------
Land and improvements                 2-20 Years    $    2,906     $      853
Buildings and improvements            5-31 Years        11,360          5,040
Machinery and equipment               5-12 Years        17,324          7,801
Computer and office equipment         3-10 Years        11,219          3,486
Rental equipment                      1-7 Years         27,956         23,393
                                                    ----------     ----------
                                                        70,765         40,573
     Less accumulated depreciation                     (26,319)       (20,700)
                                                    ----------     ----------
                                                    $   44,446     $   19,873
                                                    ==========     ==========


6. LONG-TERM DEBT

   Long-term debt consists of (in thousands):

                               DECEMBER 31,       AUGUST 31,
                                   1996             1995
                               ------------     ------------
Revolving credit facilities    $     22,492     $         --
Seller notes                         20,000               --
Other loans                           2,744            1,987
                               ------------     ------------
                                     45,236            1,987
     Less current portion            (6,100)              --
                               ------------     ------------
                               $     39,136     $      1,987
                               ============     ============


On September 25, 1997, the Company entered into a new five-year unsecured $125 million revolving credit facility (the "New Credit Facility") that was used in part to repay in full amounts outstanding under the previous revolving credit facilities as well as the seller notes payable, together with deferred interest, incurred in connection with the Acquisition. The balance of the New Credit Facility will be available for acquisitions and general corporate purposes. The New Credit Facility provides for interest at prime or LIBOR plus 0.5%, subject to adjustment based on the Company's Capitalization Ratio, as defined. The New Credit Facility contains financial covenants and ratios regarding minimum tangible net worth, maximum debt to capital and minimum interest coverage.


7. PENSION PLANS

The Company and its consolidated subsidiaries have several pension plans covering substantially all of its employees. Defined-contribution pension plans cover most of the U.S. and Canadian employees and are based on years of service, a percentage of current earnings or matching of employee contributions. For the years ended December 31, 1996, August 31, 1995 and August 31, 1994, pension expense for defined-contribution plans was $1.8 million, $0.1 million, and $0.1 million and the funding is current.

One of the Company's subsidiaries in the United Kingdom has a defined-benefit pension plan whose participants are primarily retired and terminated employees who are no longer accruing benefits. The pension plan assets are invested primarily in equity securities, United Kingdom government securities, overseas bonds and cash deposits. The plan assets at fair market value were $36.8 million at December 31, 1996. The projected benefit obligation was $25.8 million at December 31, 1996.

8. COMMITMENTS AND CONTINGENCIES

The Company leases land, buildings and storage facilities, vehicles and data processing equipment under operating leases extending through various dates up to the year 2004. Rent expense for the year ended December 31, 1996 was $10.5 million. Rent expense for the years ended August 31, 1995 and 1994 was $0.8 million and $0.8 million. The Company's minimum rental commitments for operating leases at December 31, 1996 were as follows: 1997 - $6.7 million; 1998 - $5.6 million; 1999 - $3.1 million; 2000 - $2.3 million; 2001 - $2.1 million;
thereafter - $6.4 million.

The Company is involved in various claims, regulatory agency audits and pending or threatened legal actions involving a variety of matters. The total liability on these matters at December 31, 1996 cannot be determined; however, in the opinion of management, any ultimate liability, to the extent not otherwise provided for, should not materially affect the financial position, liquidity or results of operations of the Company.

The Company's business is affected both directly and indirectly by governmental laws and regulations relating to the oilfield service industry in general, as well as by environmental and safety regulations that specifically apply to the Company's business. Laws and regulations protecting the environment have generally become more expansive and stringent in recent years and the Company believes the trend will continue. Although the Company has not incurred material costs in connection with its compliance with such laws, there can be no assurance that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could not result in additional, presently unquantifiable, costs or liabilities to the Company.


9. COMMON STOCK

At the Special Meeting of Stockholders on September 23, 1997, the number of authorized shares was increased to 75 million from 40 million. The Company has also authorized 10 million shares of $.01 par value preferred stock, none of which is issued or outstanding.

On October 29, 1996, the Company sold 4.6 million shares of its common stock through an initial public offering (the "IPO"). Net proceeds from the IPO of approximately $72 million were used to repay debt incurred in connection with the Acquisition. On December 10, 1996, the Company, by virtue of the Combination described in Note 1, also sold 1,053,000 shares of common stock for proceeds of $39.2 million. This latter transaction is reflected in the 1997 financial statements due to the combination of differing balance sheet dates as also discussed in Note 1.

The Company's stock option plans collectively authorize the grant of options to purchase up to 1,893,000 shares of the Company's common stock to officers, key employees and non-employee directors. Options granted are generally exercisable between 3 and 5 years starting one year from the date of grant and generally expiring 5 to 10 years from the date of grant.

Pursuant to the Company's Stock Award and Long-Term Incentive Plan, 941,303 shares of restricted common stock were purchased by executive officers. These shares are subject to restriction on transferability and are not entitled to participate in dividends or distributions. Restrictions lapse annually regarding 20% of these shares beginning on January 17, 1997 or in their entirety upon the occurrence of (i) a merger or consolidation of the Company into another company,
(ii) a sale of all or substantially all the assets of the Company, or (iii) a sale of all the common stock of the Company. Restrictions also lapse in their entirety upon a participant's disability, death or involuntary termination of employment without cause. The plan was subsequently amended and restated to authorize the issuance of up to 1,000,000 additional shares of common stock pursuant to awards made thereunder, all of which remained available for issuance as of December 31, 1996.

In January 1996, the Company established Value Appreciation Plans (the "Plans") intended to reward participants for enhancing the value of the Company's common stock. The IPO represented a triggering event under these Plans. Based upon the offering price of $17.00, the Plans resulted in a one-time charge before taxes of $12.2 million ($7.6 million after tax). The Company paid $2.9 million of this amount in cash at the time of the IPO, $3.5 million in cash will be paid in five annual installments beginning January 17, 1997. In addition, 170,472 shares of common stock will be issued on November 3, 1997 and another 170,454 shares of common stock will be issued on or about January 17, 1999, subject to earlier issuance to terminated employees in certain circumstances.

The Dreco Energy Services Ltd. Amended and Restated 1989 Employee Incentive Option Plan, (the "Incentive Plan"), and private stock option agreements, (the "Private Agreements"), remain in effect after the Combination and the options in the Incentive Plan are converted at a rate of .9159 National-Oilwell common share for one Dreco Class "A" common share. Substantially all of the options under the Incentive Plan have exercise prices between $11.25 and $17.95 per Share, and expire at various dates from December 15, 2003 to January 17, 2006. The weighted average exercise price on the 331,557 outstanding options is $12.01. The options under the Private Agreements to purchase 100,749 shares have an average exercise price of $14.06 per share and expire at various dates from November 19, 2002 to January 13, 2007.

The following summarizes option activity:

                                     WEIGHTED AVERAGE
                                       SHARE PRICE
                                ------------------------
                                INCENTIVE      PRIVATE      INCENTIVE       PRIVATE         TOTAL
                                   PLAN       AGREEMENTS       PLAN        AGREEMENTS      OPTIONS
                                ----------    ----------    ----------     ----------     ----------
OPTIONS OUTSTANDING:

Balance at August 31, 1994      $    11.30    $    14.06       201,498        109,908        311,406
Granted                              11.25            --       146,544             --        146,544
Exercised                            11.84            --       (13,738)            --        (13,738)
Cancelled                            11.84            --        (4,579)            --         (4,579)
                                                            ----------     ----------     ----------

Balance at August 31, 1995           11.25         14.06       329,725        109,908        439,633
Granted                              17.95            --        42,131             --         42,131
Exercised                            11.92         14.06       (36,636)        (9,159)       (45,795)
                                                            ----------     ----------     ----------

Balance at August 31, 1996           12.02         14.06       335,220        100,749        435,969
Exercised                            11.25            --        (3,663)            --         (3,663)
                                                            ----------     ----------     ----------

Balance at December 31, 1996         12.03         14.06       331,557        100,749        432,306
                                                            ==========     ==========     ==========

OPTIONS EXERCISABLE:

Balance at August 31, 1994           11.41         14.06        64,113        109,908        174,021
Became exercisable                   11.25            --        75,103             --         75,103
Exercised                            11.84            --       (13,738)            --        (13,738)
Cancelled                            11.84            --        (4,579)            --         (4,579)
                                                            ----------     ----------     ----------

Balance at August 31, 1995           11.25         14.06       120,899        109,908        230,807
Became exercisable                   11.92            --        83,530             --         83,530
Exercised                            11.92         14.06       (36,636)        (9,159)       (45,795)
                                                            ----------     ----------     ----------

Balance at August 31, 1996           11.44         14.06       167,793        100,749        268,542
Exercised                            11.25            --        (3,663)            --         (3,663)
                                                            ----------     ----------     ----------

Balance at December 31, 1996    $    11.43    $    14.06       164,129        100,749        264,878
                                                            ==========     ==========     ==========


The weighted average fair value of options granted during 1996 was approximately $11.22 per share. The fair value of these options was determined using the Black-Scholes option pricing model. Assuming that the Company had accounted for its stock-based compensation using the alternative fair value method of accounting under FAS No. 123 and amortized the fair value to expense over the options vesting period, net income and earnings per share would not have been materially different from those reported. These pro forma results may not be indicative of future effects.

10.   INCOME TAXES

The domestic and foreign components of income before income taxes were as follows (in thousands):


                   DECEMBER 31,      AUGUST 31,       AUGUST 31,
                       1996            1995             1994
                   ------------    ------------     ------------
Domestic           $      1,096    $      4,363     $        670
Foreign                  15,622           7,833           (7,379)
                   ------------    ------------     ------------
                   $     16,718    $     12,196     $     (6,709)
                   ============    ============     ============

The components of the provision for income taxes consisted of (in thousands):

                   DECEMBER 31,      AUGUST 31,       AUGUST 31,
                       1996            1995             1994
                   ------------    ------------     ------------
    Federal        $      4,435     $      1,316     $        203
    State                   561              167               25
    Foreign               4,008               --               --
                   ------------     ------------     ------------
                          9,004            1,483              228
                   ------------     ------------     ------------

Deferred:
    Federal              (3,898)              --               --
    State                  (864)              --               --
    Foreign               2,329            2,924             (255)
                   ------------     ------------     ------------
                         (2,433)           2,924             (255)
                   ------------     ------------     ------------
                   $      6,571     $      4,407     $        (27)
                   ============     ============     ============

The difference between the effective tax rate reflected in the provision for income taxes and the U.S. federal statutory rate was as follows (in thousands):


                                                 DECEMBER 31,       AUGUST 31,       AUGUST 31,
                                                     1996             1995             1994
                                                 ------------     ------------     ------------
Federal income tax at statutory rate             $      5,851     $      4,269     $     (2,348)
Foreign income tax rate differential                      173              138             (154)
Nondeductible expenses                                  1,170               --               --
Unutilized foreign operating loss                          --               --            2,730
Change in deferred tax valuation allowance               (462)              --               --
Previously unrecognized tax benefits                     (355)              --             (255)
Other                                                     194               --               --
                                                 ------------     ------------     ------------
                                                 $      6,571     $      4,407     $        (27)
                                                 ============     ============     ============

Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):


                                                                     DECEMBER 31,       AUGUST 31,       AUGUST 31,
                                                                         1996             1995             1994
                                                                     ------------     ------------     ------------
Deferred tax assets:
    Accrued liabilities                                              $     12,876     $         --     $         --
    Net operating loss carryforwards                                       16,305           11,258           15,253
    Other                                                                   6,104            1,811            1,382
                                                                     ------------     ------------     ------------
                Total deferred tax assets                                  35,285           13,069           16,635
                Valuation allowance for deferred tax assets               (22,923)         (11,520)         (12,888)
                                                                     ------------     ------------     ------------
                                                                           12,362            1,549            3,747
                                                                     ------------     ------------     ------------
Deferred tax liabilities:
    Tax over book depreciation                                              2,968            1,671              945
    Other                                                                     432              250              196
                                                                     ------------     ------------     ------------
                Total deferred tax liabilities                              3,400            1,921            1,141
                                                                     ------------     ------------     ------------
                Net deferred tax assets                              $      8,962     $       (372)    $      2,606
                                                                     ============     ============     ============


In the United States, net operating tax loss carryforwards estimated to be available are $22.7 million and will expire at various dates between 2000 and 2009. The related potential benefit available of $7.7 million has been recorded with a full valuation allowance. The recoveries of income taxes through the utilization of $1.3 million of tax loss carryforwards that occurred prior to the reorganization of Dreco will, if realized, be credited directly to additional paid in capital. These net operating tax loss carryforwards were acquired in the Combination, and therefore, the availability of these loss carryforwards to reduce future United States federal taxable income may become subject to various limitations under the Internal Revenue Code of 1986, as amended. In particular, the utilization of such carryforwards would be limited upon the occurrence of certain events during a three year period resulting in a more than 50% aggregate change in the beneficial ownership of Dreco.

In Europe, net operating tax loss carryforwards estimated to be available are $25.7 million and are available indefinitely. The related potential benefit available of approximately $8.6 million has been recorded with a full valuation allowance.

In Canada, unrecorded investment tax credits estimated to be available are $992,000 and will expire at various dates between 1997 and 2002.

The deferred tax valuation allowance decreased $1.7 and $1.4 million for the periods ending December 31, 1996 and August 31, 1995, respectively. The decrease in the valuation allowance in both years is related to the realization of foreign net operating losses that were previously deferred. The increase in the valuation allowance in 1996 is related to the Company's estimate of restated deferred tax assets that may not be realized. Any future decrease in the valuation allowance will reduce goodwill if recorded in connection with the Acquisition and will reduce income tax expense if recorded in connection with post-reorganization losses of Dreco. The Company's deferred tax assets are expected to be realized principally through future earnings.

Undistributed earnings of the Company's foreign subsidiaries amounted to $22.5 million at December 31, 1996 and were immaterial at August 31, 1995. Those earnings are considered to be permanently reinvested and, accordingly, no provision for U.S. federal and state income taxes has been made. Distribution of these earnings in the form of dividends or otherwise would result in both U.S. federal taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable in various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability. Withholding taxes of approximately $1.8 million would be payable upon remittance of all previously unremitted earnings at December 31, 1996.

11.  SPECIAL CHARGE

In connection with the IPO, the Company incurred certain one-time expenses, including the termination of the Management Services Agreement at a cost of $4.4 million ($2.8 million after tax) as discussed in Note 13, and the triggering of the Company's Value Appreciation Plans, resulting in awards to certain executives and key employees totaling $12.2 million ($7.6 million after tax) as discussed in Note 9.


12.  EXTRAORDINARY LOSS

In the fourth quarter of 1996, the revolving credit facility established in connection with the Acquisition was replaced, resulting in the write-off of $6.4 million ($4.0 million after tax) in deferred financing costs related to the replaced agreement.


13.  RELATED PARTY TRANSACTIONS

In connection with the Acquisition, the Company entered into a five-year Management Services Agreement with the Company's largest stockholder, Inverness/Phoenix LLC, whereby the Company would pay $1 million per year for senior management assistance and other services as agreed. The agreement also provided that Inverness/Phoenix LLC receive 1% of the aggregate transaction value in connection with each acquisition or disposition completed during the five-year period and that First Reserve Corporation, the Company's second largest stockholder, receive certain fees in connection with specific acquisitions. In connection with the IPO, this agreement was terminated pursuant to a Deferred Fee Agreement, which requires quarterly payments of $250,000, up to a maximum of $4.4 million, subject to acceleration if an acquisition transaction occurs. Due to the acquisitions completed in 1997, cash payments aggregating $1,275,000 were made to Inverness/Phoenix LLC and First Reserve Corporation. No additional accelerated payments will occur in the future and quarterly payments of $250,000 will continue to be made to Inverness/Phoenix LLC through December 31, 1999.

The Company paid transaction fees of $1.8 million to the Inverness/Phoenix LLC and $1.2 million to First Reserve Corporation in connection with the Acquisition. Fees of $4.7 million were also paid to General Electric Capital Corporation, the Company's third largest stockholder, in connection with the provision of the credit agreements entered into in connection with the Acquisition.


14.  BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

The Company's operations consist of three segments: Products and Technology, Downhole Products and Distribution Services. The Products and Technology segment designs and manufactures a variety of oilfield equipment for use in oil and gas drilling, completion and production activities. The Downhole Products segment designs and manufactures drilling motors and specialized drilling tools for rent and sale. The Distribution Services segment distributes an extensive line of oilfield supplies, oilfield equipment and tubular products. Intersegment sales and transfers are accounted for at commercial prices and eliminated in consolidation.

No single customer accounted for 10% or more of consolidated revenues during the years ended December 31, 1996. In 1995, sales of $17,365,000 and $13,720,000 were made to two separate customers by the Products and Technology segment. In 1994, sales of $9,913,000 and $9,533,000 were made to two separate customers by the Products and Technology segment.

Summarized financial information is as follows (in thousands):

Business Segments


                                      PRODUCTS AND     DOWNHOLE    DISTRIBUTION
                                       TECHNOLOGY      PRODUCTS      SERVICES     CORPORATE      ELIMINATION      TOTAL
                                      ------------    ----------   ------------   ----------     -----------    ----------
 DECEMBER 31, 1996
 -----------------

Revenues from:
    Unaffiliated customers             $  214,802     $   28,329    $  518,685    $       --     $       --     $  761,816
    Intersegment sales                     51,732            275            --            --        (52,007)            --
                                       ----------     ----------    ----------    ----------     ----------     ----------
        Total revenues                    266,534         28,604       518,685            --        (52,007)       761,816
Operating income (loss)                    25,902          8,858        17,483       (24,744)            --         27,499
Capital expenditures                        3,126         10,959         1,050            31             --         15,166
Depreciation and amortization               2,766          4,304         1,650            55             --          8,775
Identifiable assets                       123,680         43,338       154,985        33,303         (2,788)       352,518

 AUGUST 31, 1995
 ---------------

Revenues from:
    Unaffiliated customers             $   62,027     $   24,848    $       --    $       --     $       --     $   86,875
    Intersegment sales                        140            198            --            --           (338)            --
                                       ----------     ----------    ----------    ----------     ----------     ----------
        Total revenues                     62,167         25,046            --            --           (338)        86,875
Operating income (loss)                     3,907          8,587            --        (2,435)            --         10,059
Capital expenditures                        1,006          5,429            --            --             --          6,435
Depreciation and amortization                 919          3,639            --            --             --          4,558
Identifiable assets                        20,523         28,404            --        23,428             --         72,355

 AUGUST 31, 1994
 ---------------

Revenues from:
    Unaffiliated customers             $   60,932     $   18,731    $       --    $       --     $       --     $   79,663
    Intersegment sales                        159            358            --            --           (517)            --
                                       ----------     ----------    ----------    ----------     ----------     ----------
        Total revenues                     61,091         19,089            --            --           (517)        79,663
Operating income (loss)                   (12,143)         5,909            --        (3,019)            --         (9,253)
Capital expenditures                          884          4,914            --           134             --          5,932
Depreciation and amortization                 966          3,960            --            --             --          4,926
Identifiable assets                        21,012         23,510            --        24,801             --         69,323




---------------
(1)  Operating loss of Corporate includes a special charge of $16,611 for 1996.

(2) Operating loss of Products & Technology in 1994 includes the equity loss of $12,357 from the Norwegian joint venture.

(3) Products & Technology revenues from unaffiliated customers include sales to an equity investee of $984 and $9,533 in 1995 and 1994.

Geographic Areas:

                                    UNITED                     UNITED
                                    STATES        CANADA       KINGDOM         OTHER        ELIMINATION       TOTAL
                                  ----------    ----------    ----------     ----------     -----------    ----------
 DECEMBER 31,1996
 ----------------
Revenues from:
    Unaffiliated customers        $  554,686    $  146,067    $   29,152     $   31,911     $       --     $  761,816
    Interarea sales                   34,252        10,028         1,912            504        (46,696)            --
                                  ----------    ----------    ----------     ----------     ----------     ----------
        Total revenues               588,938       156,095        31,064         32,415        (46,696)       761,816
Operating income                      14,643         6,036           970          5,850             --         27,499
Export sales of U.S.                      --         1,845         3,815         90,183             --         95,843
Identifiable assets                  228,881        66,129        21,632         35,876             --        352,518

 AUGUST 31,1995
 --------------
Revenues from:
    Unaffiliated customers        $   21,226    $   58,758    $      727     $    6,164     $       --     $   86,875
    Interarea sales                    6,331         4,785            --            363        (11,479)            --
                                  ----------    ----------    ----------     ----------     ----------     ----------
        Total revenues                27,557        63,543           727          6,527        (11,479)        86,875
Operating income (loss)                4,545         4,210          (952)         2,256             --         10,059
Export sales of U.S.                      --            --            --          9,011             --          9,011
Identifiable assets                   15,422        41,596         1,252         14,085             --         72,355

 AUGUST 31,1994
 --------------
Revenues from:
    Unaffiliated customers        $   18,631    $   53,332    $    1,740     $    5,960     $       --     $   79,663
    Interarea sales                    2,535         2,837           145             --         (5,517)            --
                                  ----------    ----------    ----------     ----------     ----------     ----------
        Total revenues                21,166        56,169         1,885          5,960         (5,517)        79,663
Operating income (loss)                  802         2,565          (644)       (11,976)            --         (9,253)
Export sales of U.S.                      --            --            --          7,835             --          7,835
Identifiable assets                   10,953        47,098         1,647          9,625             --         69,323


15. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly results were as follows (in thousands, except per share data):

                                                   1ST QUARTER    2ND QUARTER     3RD QUARTER     4TH QUARTER        TOTAL
                                                   -----------    -----------     -----------     -----------      ---------
YEAR ENDED DECEMBER 31, 1996
----------------------------
Revenues                                          $   169,333     $   190,917     $   200,773     $   200,793      $ 761,816
Gross profit                                           27,242          26,215          34,758          34,168        122,383
Special charge                                             --              --              --          16,611         16,611
Income (loss) before taxes                              7,374           4,112          10,815          (5,583)        16,718
Net income before extraordinary loss                    4,614           1,577           6,867          (2,911)        10,147
Net income                                              4,614           1,577           6,867          (6,911)         6,147

Net income per share, before extraordinary loss          0.24            0.08            0.35           (0.13)          0.50
Net income per share                                     0.24            0.08            0.35           (0.31)          0.30

YEAR ENDED AUGUST 31, 1995
--------------------------
Revenues                                          $    24,827     $    21,577     $    18,401     $    22,070      $  86,875
Gross profit                                            7,994           6,298           5,333           5,998         25,623
Income before taxes                                     5,216           3,806           2,054           1,120         12,196
Net income                                              3,131           2,023           1,038           1,597          7,789

Net income per share                                     0.52            0.33            0.16            0.35           1.36

16. SUBSEQUENT EVENTS

On December 2, 1996, Dreco acquired 100% of the issued and outstanding shares of Vector Oil Tool Ltd. ("Vector") for consideration of 389,000 Dreco Common Shares (as adjusted for the exchange ratio in the Combination) and cash consideration of $1,481,000. This business involves the manufacture, sale, rental and service of downhole motors and other products. The transaction was accounted for using the purchase method and did not have a material effect on the Company's consolidated financial statements. Results of operations for Vector are included in the Company's financial statements for reporting periods beginning in 1997.

On April 25, 1997, the Company purchased the drilling controls business of Ross Hill Controls and its affiliate, Hill Graham Controls Limited for $20 million in cash. This business involves the manufacture, sale and service of electrical control systems used in conjunction with drilling operations. The transaction was accounted for under the purchase method of accounting and did not have a material effect on the Company's financial statements.

On May 15, 1997, the Company acquired by merger 100% of the common stock of PEP, Inc., a manufacturer of petroleum expendable pump products. The Company issued 400,000 shares of common stock pursuant to the transaction which was recorded in accordance with the pooling-of-interests method of accounting. The transaction did not have a material effect on the Company's historical financial statements and financial statements prior to April 1, 1997 were not restated.

On October 10, 1997 the Company's Board of Directors declared a 2-for-1 stock split in the form of a one-for-one stock dividend payable on November 18, 1997 to stockholders of record November 10, 1997. The financial statements included herein have not been restated to reflect the stock split.

17. SUMMARIZED JOINT VENTURE FINANCIAL INFORMATION

(a) The Company's 75% investment in its Norwegian joint venture, Hitec Dreco A.S., is accounted for by the equity method. The joint venture has not been consolidated with the Company on the basis that the Company, along with the other joint venture partner, jointly controls the operations of the Norwegian joint venture. The following summarized financial information of the joint venture has been adjusted to reflect the financial effects after consolidating adjustments of the joint venture had it been consolidated with the Company.

                                                    1995 (*)     1994 (*)
                                                    --------     --------
Statement of Operations:
  Revenue                                           $ 29,102     $ 69,872
  Income (loss) before other
      operating expenses                                 264       (7,474)
  Other operating expenses                             1,388        3,846
  Minority interest in income                             --         (718)
  Operating loss                                      (1,124)     (10,602)
  Financing income                                        81          622
  Revaluation of assets                                   --       (2,280)
  Gain on sale of subsidiary's
      net assets                                       1,026           --
  Income taxes (recovery)                                (17)          97
  Loss                                                    --      (12,357)

Balance Sheet:
  Current assets                                       1,297       10,281
  Non-current assets                                      --       (2,710)
  Current liabilities                                  1,297        9,829
  Non-current liabilities                                 --        3,743
  Minority interest                                       --         (581)
  Shareholders' equity                                    --           --
  Translation adjustments                                 --           --

Statement of Changes in Cash:
  Cash used in operations                               (976)     (11,881)
  Cash used in investing activities                   (1,209)        (371)
  Cash provided by (used in)
     financing activities                               (280)       2,738
  Net decrease in cash and
     cash equivalents                                 (2,465)      (9,514)
  Cash and cash equivalents
      at beginning of year                             2,516       12,030
  Cash and cash equivalents
      at end of year                                      51        2,516


(*) The summarized financial information has been translated from Norwegian Kroner to United States Dollars using the following equivalent value of a Norwegian Kroner in United States Dollars as reported by the Federal Reserve Bank of New York:


                 Year Ended August 31,              Period End
                 ---------------------              ----------
                       1995..........................0.1558
                       1994..........................0.1443

Other than activities associated with servicing warranty claims with respect to its contract for a drilling facility to be used in the Troll field (the "Troll Project"), the Norwegian joint venture had no significant contracts or activities and is inactive at December 31, 1996. Summarized financial information for the year ended December 31, 1996 has not been provided as such amounts are not material.

At August 31, 1995, a letter of credit in the amount of $11,168,000 had been issued by the Norwegian joint venture in connection with the Troll Project. On June 12, 1996, a claim by A.S. Norske Shell against the Company's Norwegian joint venture was discontinued and the Company agreed to pay A.S. Norske Shell $5,200,000 to resolve the outstanding issues between all parties. This payment was charged to cost of revenue, with a related reduction to current income taxes of $1,950,000. At December 31, 1996 the letter of credit had been reduced to $1,409,000 in support of remaining warranty obligations. The letter of credit is guaranteed by a Canadian Government Agency who is then indemnified by Dreco. This letter of credit is to be released upon the expiration of the warranty period, but in no event later than December 31, 1997. The Company believes it has adequately provided for warranty claims.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a)  Financial Statements of Businesses Acquired.

             None.

        (b)  Pro Forma Financial Information (unaudited).

             None.

        (c)  Exhibits.

             23.1     Consent of Ernst & Young LLP

             23.2     Consent of Coopers & Lybrand

             27.1     Financial Data Schedule

                      Restated Financial Data Schedule, Exhibit 27.1 on Form 10-Q for the Quarter Ended September 30, 1996 filed December 12, 1996

                      Restated Financial Data Schedule, Exhibit 27.1 on Form S-1 filed August 29, 1996

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                       By:     /s/ Steven W. Krablin
                                          ------------------------------------
                                              Steven W. Krablin
                                              Vice President and
                                              Chief Financial Officer


Dated:  November 7, 1997

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                DESCRIPTION
-------               -----------
  23.1     Consent of Ernst & Young LLP

  23.2     Consent of Coopers & Lybrand

  27.1     Financial Data Schedule

           Restated Financial Data Schedule, Exhibit 27.1 on Form
           10-Q for the Quarter Ended September 30, 1996 filed December 12, 1996

           Restated Financial Data Schedule, Exhibit 27.1 on Form S-1 filed
           August 29, 1996